                                                                   EXHIBIT 99.2


                             CYBERGUARD CORPORATION

                 DIRECTORS NON-STATUTORY STOCK OPTION AGREEMENT


         This Stock Option Agreement ("Agreement") is entered into as of December 31, 2002, between CyberGuard Corporation ("Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Richard
L. Scott ("Director"), a director of the Corporation.

         1. THE OPTION. Under and subject to the provisions of the Corporation's Employee Stock Option Plan as in effect on the date hereof ("Plan"), the Corporation hereby grants to the Director a non-statutory stock option ("Option") to acquire 3,250 shares of the Corporation's Common Stock at the price of $5.79 per share, that was the fair market value of the Common Stock on the date of grant, as follows:

                  (a) The Option shall be exercisable immediately and shall remain exercisable for ten years from the date hereof (except in the event of the Director's death the Option shall remain exercisable as described in the Plan).

                  (b) During the lifetime of the Director, the Option shall be exercisable only by the Director; after the Director's death, the Option shall be exercisable as described in the Plan.

                  (c) Notwithstanding any other provision of this Agreement, the Option shall expire no later than ten years from the date of this Agreement, and shall not be exercisable thereafter.

                  (d) Upon a Change in Control, any outstanding Option shall immediately become exercisable.

         2. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (i) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (ii) payment in an amount equal to the full purchase price of the shares then to be purchased, and (iii) in the event the Option is exercised by any person other than the Director, evidence satisfactory to the Corporation that such person has the right to exercise the Option. Payment shall be made (a) in cash, (b) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (c) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Director, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Director acknowledges that the Director does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         3. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         4. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

         5. COMMITTEE. The Committee administering the Plan shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

         6. INCORPORATION OF PLAN PROVISIONS. This Agreement is made pursuant to the Plan, the terms and conditions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

         7. MISCELLANEOUS. Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context otherwise requires. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, and, except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the day and year first above written.


CYBERGUARD CORPORATION              DIRECTOR

By: /s/ Scott Hammack               By: /s/ Richard L. Scott
   ----------------------------        ----------------------------------------
   Scott Hammack, Chairman             Richard L. Scott

                         SCHEDULE OF OMITTED DOCUMENTS


The Directors Non-Statutory Stock Option Agreements described in items 1 through 9 below are substantially identical in all material respects to the Directors Non-Statutory Stock Option Agreement included as Exhibit 99.2, except for (i) the date of the Agreements, (ii) the number of shares of Common Stock for which the holder is entitled to purchase, and (iii) the exercise price per share of Common Stock.

1. Directors Non-Statutory Stock Option Agreement dated February 13, 2001, between the Issuer and Richard L. Scott, to purchase 10,000 shares of Common Stock at a purchase price of $3.80 per share.

2. Directors Non-Statutory Stock Option Agreement dated June 29, 2001, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $2.30 per share.

3. Directors Non-Statutory Stock Option Agreement dated September 28, 2001, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $1.35 per share.

4. Directors Non-Statutory Stock Option Agreement dated December 31, 2001, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $1.45 per share.

5. Directors Non-Statutory Stock Option Agreement dated March 28, 2002, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $4.35 per share.

6. Directors Non-Statutory Stock Option Agreement dated June 28, 2002, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $2.75 per share.

7. Directors Non-Statutory Stock Option Agreement dated September 30, 2002, between the Issuer and Richard L. Scott, to purchase 3,250 shares of Common Stock at a purchase price of $3.00 per share.

8. Directors Non-Statutory Stock Option Agreement dated September 30, 2002, between the Issuer and Richard L. Scott, to purchase 24 shares of Common Stock at a purchase price of $3.00 per share.

9. Directors Non-Statutory Stock Option Agreement dated December 31, 2002, between the Issuer and Richard L. Scott, to purchase 250 shares of Common Stock at a purchase price of $5.79 per share.